Exhibit 99.1
KORE Reports Third Quarter 2022 Results, Increases Revenue Guidance for 2022
ATLANTA – November 14, 2022 – KORE Group Holdings, Inc. (NYSE: KORE, KORE WS) (“KORE” or the “Company”), a global leader in Internet of Things (IoT) solutions and worldwide IoT Connectivity-as-a-Service (“CaaS”), today reported financial and operational results for the quarter ended September 30, 2022.
KORE: Company Highlights
•Third quarter revenue of $66.6 million exceeded our expectations bringing year-to-date revenue to $205.9 million, an increase of 12% over the first nine months of 2021
•The Company is increasing its 2022 revenue guidance to a range of $265-$267 million and maintaining adjusted EBITDA, a non-GAAP metric1, guidance of $63-$64 million.
•KORE generated $9.8 million in cash flow from operations in the third quarter of 2022 and $20.5 million in the first nine months of 2022.
•KORE and Ericsson announced a strategic alliance creating the opportunity to provide over 8,500 enterprise customers headquartered in over 35 countries with seamless connectivity when they want to deploy IoT assets in the U.S.
•KORE has begun disclosing business development metrics: as of September 30, 2022, KORE’s sales funnel, which KORE defines as opportunities the KORE sales team is actively pursuing, included over 1,300 opportunities with an estimated potential Total Contract Value (TCV)2 of over $400 million.
“Third quarter revenue came in stronger than anticipated, and we are increasing our 2022 revenue guidance. As we expected and previously communicated, total revenue in the third quarter declined year-over-year, owing to the difficult comparison to the third quarter of 2021. However, I am pleased to report that third quarter 2022 gross margin increased 500 basis points from the third quarter of 2021,” said Romil Bahl, President, and CEO of KORE. “Given our year-to-date results and outlook for the fourth quarter, we are increasing our 2022 revenue guidance to a range of $265-$267 million, even as the adverse headwind from foreign currency exchange rates has doubled from what we estimated after the second quarter, to an estimated $5 million,” Bahl continued.
Financial Performance for Third Quarter 2022, Compared to the Same Period of 2021:
•Total revenue decreased 1.8% to $66.6 million, compared to $67.9 million.
•IoT Connectivity revenue of $43.4 million increased 4.4%, despite an estimated 2.5% headwind from unfavorable foreign exchange rates. This compared to $41.5 million in the third quarter of 2021.
•IoT Solutions revenue declined 11.7% to $23.3 million, compared to $26.3 million. A difficult year-over-year comparison drove the decline in IoT Solutions. The third quarter of 2021 included a significant amount of revenue related to the one-time LTE transition project at our largest customer, this project was completed in the second quarter of 2022.
•Net loss increased to $13.0 million, or $0.17 per share, compared to $4.5 million, or $0.26 per share. The primary drivers for the increase in net loss were an increase in SG&A expense, including public company costs, depreciation and amortization from the BMP-Simon acquisition, and interest expense, which increased primarily due to the rise in interest rates and a higher debt level from the addition of the senior exchangeable notes issued in September and October 2021.
•Adjusted EBITDA declined 2.0% to $15.6 million, compared to$15.9 million.
•Net cash provided by operating activities was $9.8 million in the third quarter of 2022, versus $4.9 million in the third quarter of 2021

1 See “Non-GAAP Financial Measures” and “Reconciliation of Net Loss to EBITDA to Adjusted EBITDA: below for more information
2 See “Key Metrics” below for more information.

Financial Performance for Nine Months Ending September 30, 2022, Compared to the Same Period of 2021:
•Total revenue increased 12.0% to $205.9 million, compared to $183.9 million.
•IoT Connectivity revenue increased 6.2% to $133.4 million, compared to $125.6 million.
•IoT Solutions revenue increased 24.4% to $72.5 million, compared to $58.3 million. This significant revenue lift was driven in large part by the BMP-Simon acquisition.
•Net loss increased to $35.1 million, or $0.46 per share, compared to $12.5 million, or $0.98 per share.
•Adjusted EBITDA increased slightly to $47.1 million, compared to $47.0 million.
•Net cash provided by operating activities was $20.5 million in the first nine months of 2022 versus net cash used in operating activities of $9.4 million in the first nine months of 2021.

The tables below summarizes our revenue and specific key metrics:

	Three Months Ended September 30,
Revenue[3]	2022		2021
IoT Connectivity	$43,377	65%	$41,542	61%
IoT Solutions	23,263	35%	26,336	39%
Total Revenue	$66,640	100%	$67,878	100%
Period End Total Connections	15.3 million		13.6 million
Average Total Connections for the Period	15.3 million		13.5 million

	Nine Months Ended September 30,
Revenue[3]	2022		2021
IoT Connectivity	$133,402	65%	$125,590	68%
IoT Solutions	72,532	35%	58,329	32%
Total Revenue	$205,935	100%	$183,919	100%
Period End Total Connections[4]	15.3 million		13.6 million
Average Total Connections for the Period	15.2 million		13.1 million

Third Quarter 2022 Key Metrics and Business Successes
•KORE grew total connected devices to approximately 15.3 million Total Connections, a year-over-year increase of 12.5%.
•DBNER4 was 100% for the twelve month period ending September 30, 2022, compared to 114% for the twelve months ending September 30, 2021.
•KORE’s business development funnel now includes over 1,300 revenue opportunities with an estimated potential Total Contract Value (TCV) of $407 million as of September 30, 2022.
•Year-to-date in 2022, KORE has signed customer contracts worth over $72 million in estimated TCV.
•KORE announced a strategic alliance whereby KORE will join Ericsson’s IoT Accelerator platform and have the opportunity to provide over 8,500 enterprise customers headquartered in over 35 countries, with seamless connectivity when they want to deploy IoT assets in the U.S.
•KORE launched the KORE Connected Hub, a telemetry device peripheral that streamlines the integration of connected medical devices and sensors into KORE’s Connected Health solutions.
•KORE was named a 2022 Competitive Strategy Leader for the Global IoT Industry by Frost & Sullivan. This is a testament to KORE’s commitment to taking a leadership position in simplifying the complexities of IoT deployment.
3Amounts in thousands USD, except for Total Connections
4See “Key Metrics” below for definitions

2022 Financial Outlook
For the twelve months ending December 31, 2022, the Company expects the following:
•Revenue of $265 to $267 million, an increase from prior guidance of $260 million to $265 million.
•Adjusted EBITDA of $63 million to $64 million, representing a margin of approximately 24%.
“Since becoming a publicly traded company a little over a year ago, KORE has delivered on what we said we would do and exceeded our go-public forecast. As evidenced by our increased 2022 revenue guidance, we have a recession-resistant business model, which generates over 80% recurring revenue. This gives us confidence that we can continue to grow even in the face of the various macro-economic factors ahead, fueled by IoT industry tailwinds,” Bahl said.
Bahl continued, “The fourth quarter is seasonally our lowest revenue quarter, and I am confident we will grow in 2023 from this trough quarter. In fact, we are positioned to grow organic revenue in the mid-to-high single-digits in 2023 and with the 2G/3G headwinds behind us, we are targeting to double that growth rate in 2024, putting us on track to achieve our targeted 20% top-line growth in 2025, while generating an adjusted EBITDA margin in the range of 20%”.

Conference Call Details
KORE management will hold a conference call today (November 14, 2022) at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to discuss its financial results, business highlights and outlook. President and CEO Romil Bahl and CFO Paul Holtz will host the call, followed by a question-and-answer session.
Webcast: Link
U.S. dial-in: (877) 407-3039
International dial-in: (215) 268-9922
Conference ID: 13732888
The conference call and a supplemental slide presentation to accompany management’s prepared remarks will be available via the webcast link and for download via the investor relations section of the Company’s website, www.korewireless.com
For the conference call, please dial-in 5-10 minutes prior to the start time and an operator will register your name and organization, or you can register here. If you have any difficulty with the conference call, please contact Gateway at (949) 574-3860. A replay of the conference call will be available approximately three hours after the conference end time and may be accessed by calling (877) 660-6853 or (201) 612-7415 using access code 13732888.
About KORE
KORE is a pioneer, leader, and trusted advisor delivering mission critical IoT solutions and services. We empower organizations of all sizes to improve operational and business results by simplifying the complexity of IoT. Our deep IoT knowledge and experience, global reach, purpose-built solutions, and deployment agility accelerate and materially impact our customers’ business outcomes. For more information, visit www.korewireless.com
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operational performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors in assessing our operating performance.

EBITDA and Adjusted EBITDA
"EBITDA" is defined as net income (loss) before other non-operating expense or income, income tax expense or benefit, and depreciation and amortization. "Adjusted EBITDA" is defined as EBITDA adjusted for unusual and other significant items that management views as distorting the operating results from period to period. Such adjustments may include stock-based compensation, integration and acquisition-related charges, tangible and intangible asset impairment charges, certain contingent liability reversals, transformation, and foreign currency transaction gains and losses. EBITDA and Adjusted EBITDA are intended as supplemental measures of our performance that are neither required by, nor presented in accordance with, GAAP. We believe that the use of EBITDA and Adjusted EBITDA provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company's financial measures with those of comparable companies, which may present similar non-GAAP financial measures to investors. However, you should be aware that when evaluating EBITDA and Adjusted EBITDA we may incur future expenses similar to those excluded when calculating these measures. In addition, our presentation of these measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Our computation of Adjusted EBITDA may not be comparable to other similarly titled measures computed by other companies, because all companies may not calculate Adjusted EBITDA in the same fashion.

Because of these limitations, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for performance measures calculated in accordance with GAAP. We compensate for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA on a supplemental basis. You should review the reconciliation of net loss to EBITDA and Adjusted EBITDA below and not rely on any single financial measure to evaluate our business.

We have not provided the forward-looking GAAP equivalents for the forward-looking non-GAAP financial measures Adjusted EBITDA and Adjusted EBITDA margin or a GAAP reconciliation as a result of the uncertainty regarding, and the potential variability of, reconciling items including but not limited to stock-based compensation expense, foreign currency loss or gain and acquisition and integration-related expenses. Accordingly, a reconciliation of these non-GAAP guidance metrics to their corresponding GAAP equivalents is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results and, as such, we also believe that any reconciliations provided would imply a degree of precision that could be confusing or misleading to investors.
Key Metrics
KORE reviews a number of metrics to measure our performance, identify trends affecting our business, prepare financial projections, and make strategic decisions. The calculation of the key metrics and other measures discussed below may differ from other similarly titled metrics used by other companies, securities analysts, or investors.

Number of Customer Connections
Total Customer Connections or "Total Connections" constitutes the total of all KORE Connectivity services connections, including both CaaS and CEaaS connections, but excluding certain connections where mobile carriers license KORE's subscription management platform from KORE. Total Connections include the contribution of eSIMs and is the principal measure used by management to assess the performance of the business on a periodic basis.

DBNER
DBNER (Dollar Based Net Expansion Rate) tracks the combined effect of cross-sales of IoT Solutions to KORE’s existing customers, its customer retention and the growth of its existing business. KORE calculates DBNER by dividing the revenue for a given period (“given period”) from existing go-forward customers by the revenue from the same customers for the same period measured one year prior (“base period”). The revenue included in the current period excludes revenue from (i) customers that are non go-forward customers, meaning customers that have either communicated to KORE before the last day of the current period their intention not to provide future business to KORE or customers that KORE has determined are transitioning away from KORE based on a sustained multi-year time period of declines in revenue and (ii) new customers that started generating revenue after the end of the base period. For example, to calculate our DBNER for the trailing 12 months ended September 30, 2022, we divide (i) revenue, for the trailing 12 months ended September 30, 2022, from go-forward customers that started generating revenue on or before September 30, 2022, by (ii) revenue, for the trailing 12 months ended September 30, 2021, from the same cohort of customers. For the purposes of calculating DBNER, if KORE acquires a company during the given period or the base period, then the revenue of a customer before the acquisition but during either the given period or the base period is included in the calculation. Further, it is often difficult to ascertain which customers should be deemed not to be go-forward customers for purposes of calculating DBNER. Customers are not required to give notice of their intention to transition off of the KORE platform, and a customer’s exit from the KORE platform can take months or longer, and total connections of any particular customer can at any time increase or decrease for any number of reasons, including pricing, customer satisfaction or product fit – accordingly, a decrease in total connections may not indicate that a customer is intending to exit the KORE platform, particularly if that decrease is not sustained over a period of several quarters. DBNER would be lower if it were calculated using revenue from non go-forward customers.

As of September 30, 2022, and September 30, 2021, DBNER excludes connections from non go-forward customers, the vast majority of which are connections from Non-Core Customers. KORE defines "Non-Core Customers" to be customers that management has judged to be lost as a result of the integration of Raco Wireless, Wyless and other acquisitions completed during in the 2014-2017 period, but which continue to have some connections (and account for some revenue) each year with KORE. Non-Core Customers are a subset of non go-forward customers.

DBNER is used by management as a measure of growth at KORE's existing customers (i.e., "same store" growth). It is not intended to capture the effect of either new customer wins or the declines from non go-forward customers on KORE's total revenue growth. This is because DBNER excludes new customers which started generating revenue after the base period, and also excludes any customers which are non go-forward customers on the last day of the current period. Revenue increases from new customer wins, and a decline in revenue from non go-forward customers are also important factors in assessing KORE's revenue growth, but these factors are independent of DBNER.

Total Contract Value (TCV)
Total Contract Value (TCV) represents KORE’s estimated value of a revenue opportunity. TCV for an IoT Connectivity opportunity is calculated by multiplying by forty the estimated revenue expected to be generated during the twelfth month of production. TCV for an IoT Solutions opportunity is either the actual total expected revenue opportunity, or if it is a longer-term “programmatically recurring revenue” program, calculated for the first 36 months of the delivery period.
Cautionary Note on Forward-Looking Statements
This press release includes certain statements that are not historical facts but are forward-looking statements for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as "believe," "may," "will," "estimate," "continue," "anticipate," "intend," "expect," "should," "would," "plan," "predict," "potential," "seem," "seek," "future," "outlook," “target” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of revenue and other financial and performance metrics, future capital availability, projections regarding recent customer engagements, projections of market opportunity and conditions and related expectations. These statements are based on various assumptions and on the current expectations of KORE’s management. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor or other person as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of KORE. These forward-looking statements are subject to a number of risks and uncertainties, including general economic, financial, legal, political and business conditions and changes in domestic and foreign markets; the potential effects of COVID-19; risks related to the rollout of KORE's business and the timing of expected business milestones; risks relating to the integration of KORE’s acquired companies, including Business Mobility Partners Inc and Simon IoT LLC, changes in the assumptions underlying KORE's expectations regarding its future business; the effects of competition on KORE's future business; and the outcome of judicial proceedings to which KORE is, or may become a party. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that KORE presently does not know or that KORE currently believes are immaterial that could also cause actual results to differ materially from those contained in the forward-looking statements. In addition, forward-looking statements reflect KORE's expectations, plans or forecasts of future events and views as of the date of this press release. KORE anticipates that subsequent events and developments will cause these assessments to change. However, while KORE may elect to update these forward-looking statements at some point in the future, KORE specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing KORE's assessments as of any date subsequent to the date of this press release. Accordingly, undue reliance should not be placed upon the forward-looking statements.

Contacts
KORE
Media and Investors:
Charley Brady
Vice President, Investor Relations
investors@korewireless.com
+1-678-392-2335
or
Investors:
Matt Glover, Alex Thompson
Gateway Group, Inc.
KORE@gatewayir.com
+1-949-574-3860

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands USD, except share and per share amounts) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
Revenue
Services	$46,410	$48,428	$141,694	$139,866
Products	20,230	19,450	64,240	44,053
Total revenue	66,640	67,878	205,935	183,919
Cost of revenue
Cost of services	16,609	17,379	50,714	51,417
Cost of products	14,960	17,585	49,701	37,258
Total cost of revenue (exclusive of depreciation and amortization shown separately below)	31,569	34,964	100,415	88,675
Operating expenses
Selling, general and administrative	28,841	26,001	85,883	66,525
Depreciation and amortization	13,709	12,440	40,679	37,947
Total operating expenses	42,550	38,441	126,562	104,472
Operating loss	(7,479)	(5,527)	(21,042)	(9,228)
Interest expense, including amortization of deferred financing costs, net	8,206	5,589	22,127	16,155
Change in fair value of warrant liability	(120)	(2,898)	(253)	(5,281)
Loss before income taxes	(15,565)	(8,218)	(42,917)	(20,102)
Income tax expense (benefit)
Current	669	179	3,031	569
Deferred	(3,209)	(3,889)	(10,875)	(8,197)
Total income tax benefit	(2,540)	(3,710)	(7,844)	(7,628)
Net loss	$(13,025)	$(4,508)	$(35,073)	$(12,474)
Loss per share:
Basic	$(0.17)	$(0.26)	$(0.46)	$(0.98)
Diluted	$(0.17)	$(0.26)	$(0.46)	$(0.98)
Weighted average number of shares outstanding:
Basic	76,240,530	32,098,715	75,514,986	31,799,313
Diluted	76,240,530	32,098,715	75,514,986	31,799,313

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Balance Sheets
(In thousands USD, except share and per share amounts)

	September 30, 2022	December 31, 2021

Assets
Current assets
Cash	$42,925	$85,976
Accounts receivable, net of allowances for credits and doubtful accounts of $2,757 and $1,800, at September 30, 2022 and December 31, 2021, respectively	41,237	51,304
Inventories, net	8,272	15,470
Income taxes receivable	711	954
Prepaid expenses and other current assets	13,316	7,448
Total current assets	106,461	161,152
Non-current assets
Restricted cash	358	367
Property and equipment, net	12,141	12,240
Intangibles assets, net	201,260	203,474
Goodwill	425,604	381,962
Operating lease right-of-use assets	10,430	—
Deferred tax assets	566	—
Other long-term assets	653	407
Total assets	$757,473	$759,602
Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$18,201	$16,004
Accrued liabilities	14,290	21,502
Current portion of operating lease liabilities	1,872	—
Income taxes payable	381	467
Deferred revenue	7,012	6,889
Current portion of long-term debt and other borrowings, net	5,319	3,326
Total current liabilities	47,075	48,188
Non-current liabilities
Deferred tax liabilities	29,926	36,722
Warrant liability	33	286
Non-current portion of operating lease liabilities	9,501	—
Long-term debt and other borrowings, net	414,683	399,115
Other long-term liabilities	4,794	3,148
Total liabilities	$506,012	$487,459
Stockholders’ equity
Common stock, voting; par value $0.0001 per share; 315,000,000 shares authorized, 76,289,741 and 72,027,743 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	$8	$7
Additional paid-in capital	432,897	413,646
Accumulated other comprehensive loss	(8,491)	(3,331)
Accumulated deficit	(172,953)	(138,179)
Total stockholders’ equity	251,461	272,143
Total liabilities and stockholders’ equity	$757,473	759,602

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands USD) (unaudited)

	Nine months ended
	September 30,
	2022	2021
Cash flows from operating activities
Net loss	$(35,073)	$(12,474)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	40,679	37,947
Amortization of deferred financing costs	1,806	1,569
Non-cash reduction to the operating lease right-of-use assets	1,678	—
Deferred income taxes	(10,875)	(8,197)
Non-cash foreign currency loss (gain)	1,566	(163)
Stock-based compensation	7,570	4,564
Provision for doubtful accounts	424	117
Change in fair value of warrant liability	(253)	(5,281)
Change in operating assets and liabilities, net of operating assets and liabilities acquired:
Accounts receivable	11,155	(12,792)
Inventories	8,192	(6,461)
Prepaid expenses and other current assets	(1,934)	(5,054)
Accounts payable and accrued liabilities	(3,756)	(2,366)
Deferred revenue	252	(911)
Income taxes payable	144	63
Operating lease liabilities	(1,048)	—
Net cash provided by (used in) operating activities	$20,527	$(9,439)
Cash flows used in investing activities
Additions to intangible assets	(9,027)	(6,626)
Additions to property and equipment	(2,945)	(3,156)
Payments for acquisitions, net of cash acquired	(46,002)	—
Net cash used in investing activities	$(57,974)	$(9,782)
Cash flows from financing activities
Proceeds from revolving credit facility	—	25,000
Repayments on revolving credit facility	—	(25,000)
Repayment of term loan	(2,364)	(2,373)
Repayment of other borrowings—notes payable	(507)	—
Proceeds from convertible debt	—	82,351
Proceeds from equity portion of convertible debt, net of issuance costs	—	12,510
Payment of deferred financing costs, relating to convertible debt	—	(1,449)
Repayment of related party note	—	(1,538)
Proceeds from CTAC and PIPE financing, net of issuance costs	—	223,001
Settlement of preferred shares	—	(229,915)
Equity financing fees	(126)	—
Payment of deferred financing costs	(452)	—
Payment of financing lease obligations	(150)	—
Payment of capital lease obligations	—	(815)
Net cash (used in) provided by financing activities	$(3,599)	$81,772
Effect of exchange rate change on cash	(2,014)	(188)
Change in cash and restricted cash	(43,060)	62,363
Cash and restricted cash, beginning of period	86,343	10,693
Cash and restricted cash, end of period	$43,283	$73,056

KORE Group Holdings, Inc. and Subsidiaries
Consolidated Statements of Cash Flows - Continued
(In thousands USD) (unaudited)

	Nine Months Ended
	September 30,
	2022	2021
Supplemental cash flow information:
Interest paid	$22,134	$14,762
Income taxes paid	1,587	—
Non-cash investing and financing activities:
Fair value of KORE common stock issued pursuant to acquisitions	$23,295	—
ASU 2020-06 Adoption	15,163	—
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities upon the adoption of ASC 842	9,604	—
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities	3,409	—
Premium Finance Agreement	3,621	—
Capital leases	—	346
Equity financing fees accrued	—	3,025
Common shares issued to preferred shareholders	—	56,502
Equity financing fees settled in common shares	—	1,863
Common shares issued to warrant holders	—	10,663

KORE Group Holdings, Inc. and Subsidiaries
RECONCILIATION OF NET LOSS TO EBITDA TO ADJUSTED EBITDA
(In thousands USD) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net loss	$(13,025)	$(4,508)	$(35,073)	$(12,474)
Income tax benefit	(2,540)	(3,710)	(7,844)	(7,628)
Interest expense	8,206	5,589	22,127	16,155
Depreciation and amortization	13,709	12,440	40,679	37,947
EBITDA	6,350	9,811	19,889	34,000
Change in Fair value of warrant liability (non-cash)	(120)	(2,898)	(253)	(5,281)
Transformation expenses	2,461	2,424	5,927	6,174
Acquisition and integration-related restructuring costs	2,604	2,772	11,688	7,290
Stock-based compensation (non-cash)	3,019	3,933	7,570	4,564
Foreign currency loss (non-cash)	1,077	(240)	1,566	(163)
Other	180	94	715	390
Adjusted EBITDA	$15,571	$15,896	$47,101	$46,974